ASSIGNMENT OF OPTION RIGHT

THIS ASSIGNMENT OF OPTION RIGHT (“Agreement”) is entered into this 24th day of December 2012, by and between the following parties:

ASSIGNOR:	Pacific Gardens Estates, LLC, an
Oregon limited liability company
c/o Dover Management, Inc.
850 Promontory Place SE
PO Box 3548
Salem OR 97302

And

ASSIGNEE:	CHP Tigard, LLC,
a Delaware limited liability company
1920 Main Street, Suite 400
Irvine CA 92614

RECITALS:

A.	Assignor, under a written Lease dated September 30, 2000 (the “Lease”) leases from Tigard Investment Group, LLC (“Landlord”) the skilled nursing facility and certain personal property therein located at 14145 S.W. 105th Street, Tigard, Oregon, as legally described in Exhibit “A” (said real and personal property referred to collectively as the “Property”).

B.	Assignor entered into an Option Agreement dated April 1, 2010, attached as Exhibit “B” (the “Option Agreement”) which provides Assignor with the option to purchase the Property (the “Option”) for an option exercise price of $3,060,000, if exercised between March 1, 2012 and February 28, 2013.

C.	Pursuant to that certain Purchase and Sale Agreement dated April 10, 2012, as amended (the “Sale Agreement”), Pacific agreed to sell to CHP, and CHP agreed to purchase, the Option.

D.	The parties wish complete this Assignment and memorialize their agreement in writing.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties of the parties, the parties enter into the following:

A G R E E M E N T:

1. Incorporation of Recitals. The above Recitals are incorporated herein by reference.

2. Purchase Price. Assignee shall pay to Assignor the sum of $5,140,000 (the “Purchase Price”) in consideration for this Assignment. At Closing, the following sums will be credited against the Purchase Price:

2.1.	Consideration adjustment to Purchase Price as credit to Assignee:	$60,000
2.2.	Credit to Assignee for release of deposit funds:	$248,000

At Closing, Assignee shall pay directly to Landlord the sum of $3,060,000, as the Option purchase price less the $100,000 initial deposit made by Assignee.

3. Assignment. Assignor hereby assigns and transfers unto Assignee all of Assignor’s right, title and interest in and to the Option Agreement upon payment of the Purchase Price.

4. Representations and Warranties. This Assignment is subject to the representations, warranties, disclaimers and other terms and conditions in the Sale Agreement.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which together shall constitute one and the same Agreement.

6. Facsimile or Email Signatures. The facsimile or email transmission of this signed Agreement shall be the same as delivery of an original. At the request of any party, the parties shall confirm the facsimile or email transmitted signatures by signing an original document.

7. Representation of Counsel. This Agreement was prepared by Garrett Hemann Robertson P.C. which represents Assignor only in this matter. Assignee is represented by DLA Piper LLP (US) in this matter. The parties acknowledge that they have had an opportunity to negotiate the terms of this Agreement and even though this Agreement was drafted by counsel for Assignor, it shall not be construed against any party.

(Signatures on Following Page)

IN WITNESS WHEREOF, the undersigned have executed the foregoing as of the date first set forth above.

ASSIGNOR:

Pacific Gardens Estates, LLC,
dba Pacific Health & Rehabilitation

By:	/s/ Don R. Bybee
Don R. Bybee, Member/Manager

By:	/s/ Kent Emry
Kent Emry, Member/Manager

ASSIGNEE:
CHP Tigard, LLC, a Delaware limited liability company

By Cornerstone CORE Properties REIT, Inc.,
a Maryland corporation, its Manager

By:	/s/ Kent Eikanas
Kent Eikanas, President/
Chief Operating Officer

EXHIBIT “A”

(Legal Description)

OPTION AGREEMENT

This OPTION AGREEMENT is made and entered into by and between TIGARD INVESTMENT GROUP, LLC (Optionor and Landord referred to herein as "Landlord") and PACIFIC GARDENS ESTATES, LLC dba Pacific Health and Rehabilitation (Optionee and Tenant, referred to herein as "Tenant") and is dated April 1, 2010.

Reference is made to that certain written lease dated September 30, 2000 (the "Lease") for the skilled nursing facility and certain personal property therein located at 14145 S.W. 105th Street, Tigard, Oregon (said real and personal property referred to collectively as the "Property") of which Landlord is the landlord, and Tenant, by assignment and assumption dated March 1, 2008, is the present tenant bound by the Lease and in possession of the Property. The real property is more particularly described in Exhibit A attached hereto and incorporated herein by reference.

1 Option to Purchase. Provided that Tenant is not in material default under the Lease, Tenant shall have the option, exercisable between April 1, 2010 and September 1, 2013, to purchase the Property for the price and on the terms and conditions set forth as follows:

1.1 Exercise of Option. The option shall be exercised by delivering written notice from Tenant to Landlord on any date on or before September 1, 2013 at Landlord's place of business at the address hereinafter designated, affirmatively stating (a) that the Tenant exercises the option without condition or qualification; (b) that Tenant has opened an escrow with a national title and escrow company and deposited therein the sum of $100,000.00 as a good faith deposit on account of the purchase price, accompanied by a receipt for such deposit; and (c) the date which Tenant designates for the close of escrow which date shall be no less than six (6) calendar months nor more than eight (8) months from the date of delivery of the notice. In all events, the closing date may not be later than the last day of February 2014. Tenant's exercise of Tenant's option to purchase the Property shall be irrevocable. If Tenant does not exercise the option in a manner required by this Section 1.1 on or before September 1, 2013, the option shall expire and shall be of no

Option Agreement April 1, 2010 Page 1 of 6

EXHIBIT “B”

further force or effect. Notwithstanding the foregoing, any purported exercise of Tenant's option to purchase the Property shall be null and void and of no force or effect whatsoever if Tenant is then in default under the Lease or if Tenant is in default under the Lease as of the scheduled close of escrow for Tenant's purchase of the Property. Tenant may close the escrow when ready within the window of 15 calendar days prior to the designated date for close of escrow through 15 calendar days following the designated date, provided that the actual close of escrow is no later than the last day of February 2014. Failure to close the escrow within that thirty (30) day window shall render the exercise of the option null and void, unless Landlord consents in writing to an alternative closing date outside of that window.

1.2 Purchase Price. If the actual closing date of the escrow is on or before the last day of February 2012, the purchase price for the Property shall be $3,000,000.00. If the actual closing date of the escrow is between March 1, 2012 and the last day of February 2013, the purchase price for the Property shall be $3,060,000.00. If the actual closing date of the escrow is between March 1, 2013 and the last day of February 2014, the purchase price for the Property shall be $3,120,000.00.

1.3 Closing Costs. The Purchase Price shall be all cash to Landlord, and shall be net of any and all title insurance, escrow fees, recording fees, transfer taxes, survey costs, or other fees or costs, all of which shall be paid by Tenant, and none of which shall be paid by Landlord. Inasmuch as Tenant is in possession of the Property under a NNN lease, Tenant will pay or assume all taxes, assessments, casualty or liability insurance, utilities, and all other like expenses incurred in connection with the possession or operation of the Property.

1.4 Rent. The purchase price for the Property shall be in addition to any rent paid or owing by Tenant under the Lease. In no event shall any rent paid by Tenant under the Lease be credited or applied to the purchase price for the Property. Rent under the Lease shall be prorated as of close of escrow.

1.5 Title. Title to the Property shall be conveyed to Tenant free and clear of all liens and encumbrances except for real and personal property taxes not yet due and payable, any liens or encumbrances caused or permitted by Tenant during the

Option Agreement April 1, 2010 Page 2 of 6

term of the Lease, any liens and encumbrances approved by Tenant, and any other liens or encumbrances which do not materially affect the value or use of the Demised Premises. Title to the real property shall be conveyed by Statutory Warranty Deed. Title to the personal property shall be conveyed by Bill of Sale.

1.6 Condition of the Property. Tenant is in possession of the Property, and has had the unlimited and unfettered opportunity to make a full and complete inspection of the Property. Landlord and Tenant mutually acknowledge that Tenant has knowledge of the condition of the Property superior to that of Landlord. Tenant is not relying upon Landlord to make any statement or representation as to the condition of the Property. In the event that Tenant exercises the option contained in this agreement, Tenant acknowledges that it is purchasing the Property in its "as is" condition, with all faults, based solely upon its own superior knowledge of the condition.

1.7 Restricted Use. Tenant acknowledges that the Property is subject to Land Use Laws and Regulations, and that before exercising the option, Tenant will have investigated those laws and regulations with the appropriate city or county planning departments. By exercising the option, Tenant accepts the laws and regulations governing use of the Property.

1.8 Good Faith Deposit. The $100,000.00 good faith deposit which Tenant will have placed in escrow upon exercise of the option in accordance with Section 1.1 hereof shall remain the property of Tenant during the escrow period and may be deposited by the escrow company into an interest bearing account, the interest on which shall belong to Tenant. Upon close of the escrow the $100,000.00 deposit shall be applied to the purchase price. In the event that Tenant fails to close the escrow within the thirty (30) day window specified, or by another date which Landlord has agreed to in writing, the $100,000.00 deposit shall be deemed liquidated damages and paid to Landlord in lieu of actual damages suffered by Landlord from Tenant's default, and the option shall become null and void. Provided, however, if close of escrow is delayed due to the sole fault of Landlord, Tenant shall have the right to extend the closing date by the same period that Tenant was delayed due to the act of Landlord.

Option Agreement April 1, 2010 Page 3 of 6

2. Cooperation With Exchange. Tenant shall reasonably cooperate with Landlord in effecting a tax-deferred exchange of the Property, including the execution of an exchange agreement and other documents and instruments as may be reasonably necessary, provided that the total monetary obligation of Tenant shall not exceed that specified herein, Tenant's tax or other liabilities shall not be increased, and the date for close of escrow shall not be delayed. Tenant understands that in all likelihood Landlord will have expended considerable efforts and expense to locate and contract for a target exchange property, and that Tenant's failure to cooperate in such an exchange or failure to close the escrow within the specified "window" will cause Landlord damages, which the parties have agreed to be liquidated at $100,000.00 in Section 1.8.

3. Option Not Assignable. Tenant's option to purchase the Property is personal to Tenant and may not be assigned. Any purported assignment of the option shall cause the option automatically to terminate without notice. Notwithstanding that, the parties hereto understand that if Tenant exercises the option and otherwise performs the terms of the option including full payment of the purchase price, Tenant may designate in escrow to whom the Property will be transferred by the deed and bill of sale and Landlord will transfer the Property accordingly at close of the escrow.

4. Option Is Subordinate to Loan. The Property is encumbered with one loan secured by a Deed of Trust which has been assigned to and which is held by CFG Community Bank, 1422 Clarkview Road, Baltimore, Maryland 21093, with a present balance which exceeds $1,600,000. Tenant understands that this Option Agreement is subordinate to that Deed of Trust, and will at all times remain subordinate to that Deed of Trust. Tenant agrees that upon any request by the holder of the Deed of Trust to confirm in writing that this Option Agreement is subordinate to the Deed of Trust, Tenant will execute and deliver such document to such holder of the Deed of Trust within ten (10) days of the date of such request.

5. Option Not to Be Recorded. Neither this Option Agreement nor a memorandum thereof shall be recorded in the official records of the county where the Property is located or elsewhere.

Option Agreement April 1, 2010 Page 4 of 6

6. Attorney Fees. In the event of any action at law or in equity between the parties arising from or in connection with this Option Agreement, the prevailing party shall recover attorney fees and court costs incurred in that action in addition to any other relief, as may be assessed by the court.

7. Notices. All notices and requests to be given by this Option Agreement shall be in writing and shall be deemed to have been duly given or made when received, with confirmation of receipt or delivery by such carrier or courier: (a) by hand delivery (to the person or department if one is specified below); or (b) by Federal Express or other national overnight carrier for next-day delivery, and in each case addressed as follows:

If to Landlord:
Tigard Investment Group, LLC
c/o Eyring Realty, Inc.
1777 N. California Blvd, Ste 300
Walnut Creek, CA 94596
Telephone (925) 295-1340
Facsimile (925) 256-8600

If to Tenant:
Pacific Gardens Estates, LLC
c/o Dover Management, Inc.
850 Promontory Place S.E.
PO Box 3548
Salem, OR 97302
Telephone (503) 585-0200
Facsimile (503) 585-1268

8. Amendments. This agreement may not be amended verbally, but only by a further agreement in writing executed by both Landlord and Tenant.

9. Counterparts. This document may be executed in counterparts. Signatures of the parties transmitted electronically shall be deemed originals.

(For signatures of the parties see following page.)

Option Agreement April 1, 2010 Page 5 of 6

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement effective as of the date first hereinabove written.

Landlord:

Tigard Investment Group, LLC
By: Eyring Realty, Inc., Managing Member

By: Phillip M. Eyring
Phillip M. Eyring, President

Tenant:

Pacific Gardens Estates, LLC,
dba Pacific Health and Rehabilitation

By: Don R Bybee
Don R. Bybee, Managing Member

Option Agreement April 1, 2010 Page 6 of 6

EXHIBIT "A"

Legal Description of the Real Property

A tract of land in the Northeast quarter of Section 10, Township 2 South, Range 1 West, Willamette Meridian, Washington County, Oregon, being portions of those tracts of land described in Book 405 at Page 575 and Book 446 at Page 736 of the Washington County Records; said tract of land is described as follows:

Beginning at a 5/8 inch iron rod which bears North 89°54 '02"West, 169.86 feet, and South 00°39 ' West, 205.00 feet from the Northeast corner of Section 10, said iron rod being on the West line of that public right of way described in Book 677 at Page 251 of the said records; thence South 00°39 ' West, 4.51 feet to a 5/8 inch iron rod; thence on a 50.00 foot radius curve to the left, 124.65 feet along the arc (the long chord bears South 19°13 '55 "West, 94.79 feet) to a 5/8 inch iron rod on the West line of that tract of land conveyed to Robert T. Cooper, et al, as recorded in Book 556, Page 17 of the said records; thence South 00°39 ' West, 306.95 feet along the West line of the said Cooper tract, to a 5/8 inch iron rod; thence North 73° 46 '12"West, 259.71 feet to a 5/8 inch iron rod; thence North 40°28 '06"West, 90.33 feet to a 5/8 inch iron rod; thence North 63°39 '08"West, 25.00 feet; thence North 33°54 '34"East, 245.65 feet to a 5/8 inch iron rod; thence South 64°13 '58"East, 25.02 feet to a 5/8 inch iron rod; thence North 51°45 '05"East, 90.14 feet to a 5/8 inch iron rod; thence South 89°53 '18"East, 134.79 feet to the point of beginning.